Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Harvest Oil & Gas Corp. of our report dated April 2, 2018, relating to the consolidated financial statements of EV Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Partnership’s ability to continue as a going concern), which appears in the Annual Report on Form 10–K of EV Energy Partners, L.P. and subsidiaries for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 4, 2018